Exhibit 4.3

Execution Copy

SHARE PURCHASE AGREEMENT

among

CMED ECLIA Diagnostic Technology Ltd

and

Chengxuan International Ltd.

December 17, 2008

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SHARE PURCHASE AGREEMENT

Share Purchase Agreement (the “Agreement”), dated December 17, 2008 between CMED ECLIA Diagnostic Technology Ltd, a limited liability company organized and existing under the laws of the British Virgin Islands (the “Seller”) and Chengxuan International Ltd., a limited liability company organized and existing under the laws of the British Virgin Islands (the “Buyer”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller all of the issued and outstanding share capital (the “Shares”) of CMED HIFU Technology Limited, a limited liability company organized and existing under the laws of the British Virgin Islands (the “Company”) which develops, manufactures and markets medical equipment systems that use high intensity focused ultrasound for the treatment of solid cancers and benign tumors (the “Business”), for the consideration and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Acquired Companies” shall mean the Company and its Subsidiaries, collectively, and “Acquired Company” shall mean each or any of them as the context requires.

“Affiliate” shall mean, with respect to any party, any Person that, alone or together with any other Person, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such party. For the purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any party shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such party, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” shall have the meaning specified in the recitals hereof.

“Applicable Contract” shall mean any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

“Applicable Law” shall mean, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

“Assets” shall have the meaning specified in Section 4.16 herein.

“Basket Amount” shall have the meaning specified in Section 8.3(b) herein.

“Business” shall have the meaning specified in the recitals hereof.

“Business Day” shall mean any day excluding (i) Saturday, Sunday and any day which shall be a legal holiday in the City of New York, United States, the British Virgin Islands, Hong Kong or Beijing, China, or (ii) a day on which commercial banks in the City of New York, United States, the British Virgin Islands, Hong Kong or Beijing, China are authorized or required by law or other government actions to close.

“Buyer” shall have the meaning specified in the recitals hereof.

“Centre” shall have the meaning specified in Section 9.6(b) herein.

“China” or “PRC” shall mean the People’s Republic of China, excluding, for the purposes of this Agreement only, Taiwan and the special administrative regions of Hong Kong and Macau.

“China Medical” shall mean China Medical Technologies, Inc., a limited liability company organized and existing under the laws of the Cayman Islands and an Affiliate of the Seller.

“Closing” shall have the meaning specified in Section 2.2(a) herein.

“Closing Date” shall have the meaning specified in Section 2.2(a) herein.

“Code” shall mean the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Controlled Substance” shall mean narcotics and substance so defined under Section 102 of the United States Controlled Substances Act, as amended.

“Company” shall have the meaning specified in the recitals hereof.

“Confidential Information” shall mean all information relating to the Business and any data, materials, drawings, specifications, formula, documents or information obtained or used in conjunction with the Business or any contract, agreement or information directly or indirectly connected with this Agreement including but not limited to client lists, intellectual and industrial property, drawings, financial information, specifications, analysis, feasibility studies, information, data or knowledge relating to market conditions, negotiations, costs, products, financing arrangements, designs, plans, processes, formulas, employees of the Acquired Companies and all other knowledge or information whatsoever relating directly or indirectly to the Business.

“Disclosure Schedules” shall mean the disclosure schedules attached to this Agreement containing matters relevant to the representations and warranties contained herein that are disclosed pursuant to the terms of this Agreement.

“Encumbrance” shall mean any lien, encumbrance, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership, financing statement (and similar notices) filed with any Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant, restriction on transfer or any comparable interest or right created by or arising under Applicable Law, of any nature whatsoever.

“Environmental Law” shall mean all Applicable Laws, relating to pollution or protection of the environment, and to human health and safety including, without limitation, laws relating to releases, discharges, leaching, migration or disposal of hazardous, toxic, or radioactive substances, oils, pollutants or contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.

“First Payment” shall have the meaning set forth in Section 2.1 herein.

“Foreign Benefit Plan” shall have the meaning specified in Section 4.24 herein.

“GAAP” shall mean the generally accepted accounting principles in the United States, as in effect from time to time and as adopted by China Medical, consistently applied.

“Government Official” shall mean (i) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (ii) any employee or official of a political party, (iii) any candidate for political office or his employee, or (iv) any employee or official of an international organization. For the avoidance of doubt, the term Government Official shall include any employee or official of a hospital, clinic or other healthcare institution owned or controlled by government.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any government or political subdivision thereof, including without limitation, any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, having jurisdiction over the matter or matters in question.

“Indebtedness” shall mean, as to any Person, without duplication (i) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (ii) all Obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all reimbursement obligations of such Person with respect to all letters of credit securing Obligations of the type described in clauses (i), (ii), (iv) and (v) of any other Person, but only to the extent of the Obligations secured, (iv) all Obligations under any interest rate or currency protection agreement (including, without limitation, any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements and (v) all guarantees issued in respect of Obligations described in clauses (i)-(iv) above of any other Person.

“Immediate Family” shall mean a person’s spouse, parents, siblings, sons, daughters, mothers and fathers-in-law and sons and daughters-in-law, brothers and sisters-in-law, grandparents and granddaughters and grandsons.

“Indemnified Party” shall have the meaning specified in Section 8.1 herein.

“Liabilities” shall mean any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves (including a reserve for Taxes).

“Losses” shall have the meaning specified in Section 8.1 herein.

“Material Adverse Change” shall mean any development or event, either individually or in the aggregate, involving a material adverse change in the business condition (financial or otherwise), affairs, operations, assets, properties or prospects of the Business since September 30, 2008.

“Material Adverse Effect” shall mean, with respect to any Person, an event or series of events having a material adverse effect on the business, condition (financial or otherwise), affairs, operations, liabilities, assets, properties or prospects of such Person or any of its Subsidiaries, individually or taken as a whole.

“Obligations” shall mean, in respect of any indebtedness, any principal, interest, penalties, fees, guarantees, reimbursements and other liabilities pursuant to the terms thereof.

“OFAC” shall have the meaning set forth in Section 4.25(b) herein.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, any administrative body or other Governmental Authority or any arbitrator.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a company; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Original Currency” shall have the meaning specified in Section 9.13(a) herein.

“Person” shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government, or any political subdivision, department or agency of any government.

“Proprietary Rights” shall have the meaning specified in Section 4.17(a) herein.

“Purchase Price” shall have the meaning specified in Section 2.1 herein.

“RMB” shall mean the lawful currency of the PRC.

“SAFE Registration” shall mean the registration that a PRC resident is required to make with the State Administration of Foreign Exchange or its local branch pursuant to the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment Via Overseas Special Purpose Vehicle or any successor regulation.

“Second Payment” shall have the meaning specified in Section 2.1 herein.

“Securities Act” shall have the meaning specified in Section 5.5(b) herein.

“Shares” shall have the meaning defined in the recitals of this Agreement.

“Subsidiary” shall mean any Person of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interest, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, employment, excise, estimated, stamp, property, value added, social security or other taxes, fees or charges (including interest and penalties relating thereto) imposed by any Governmental Authority or any other taxing authority.

“Tax Returns” shall have the meaning specified in Section 4.14(a) herein.

“Third Payment” shall have the meaning specified in Section 2.1 herein.

“Transfer Taxes” shall have the meaning specified in Section 9.2 herein.

“U.S. Dollars” and the sign “US$” shall each mean freely transferable lawful currency of the United States of America.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3 Other Definitional Provisions. The words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE II

PURCHASE AND SALE OF SHARES; THE CLOSING

2.1 Purchase and Sale. Upon the terms and conditions of this Agreement, at the Closing, the Seller will sell and transfer the Shares to the Buyer, and the Buyer will purchase the Shares from the Seller. The purchase price of the Shares shall be US$53.5 million (the “Purchase Price”), which shall be payable by the Buyer through interbank transfer of immediately available funds to an account designated by the Seller as follows: (a) US$23.5 million (the “First Payment”) shall be paid on the Closing Date, (b) US$15.0 million (the “Second Payment”) shall be paid within six months after the Closing Date, and (c) US$15.0 million (the “Third Payment”) shall be paid within twelve months after the Closing Date.

2.2 The Closing. (a) Subject to Article VII hereof, the purchase and sale (the “Closing”) provided for in this Agreement shall take place, with all actions deemed to occur simultaneously, at 24 Yong Chang North Road, Beijing Economic-Technological Development Area, Beijing 100176, P.R.C. on December 30, 2008. The time and date upon which the Closing occurs is herein called the “Closing Date.”

At the Closing, (i) the Seller shall deliver to the Buyer against payment of the Purchase Price therefor a certified copy of the updated register of members of the Company showing the Buyer as the registered holder of the Shares; (ii) the Buyer shall deliver to the Seller, against delivery of a certified copy of the updated register of members of the Company showing the Buyer as the registered holder of the Shares, US$23.5 million by interbank transfer of immediately available funds to an account designated in writing by the Seller, and (iii) each party to this Agreement shall deliver to the other party such other documents as may be required to be delivered in accordance with this Agreement or as reasonably requested by such other party.

(b) Subject to Section 2.1, the Buyer may elect the respective dates on which the Second Payment and the Third Payment shall be made, provided that the Buyer shall notify the Seller of each such date in writing at least two Business Days prior to such date. The parties hereto agree that all of the transactions contemplated by this Agreement shall be deemed completed, and the Buyer’s obligation to make the Second Payment and the Third Payment in accordance with this Article II shall become unconditional, at the Closing upon the satisfaction or waiver of all of the conditions set forth in Article VII hereof.

2.3 Delivery of Share Certificates. Within 15 days after the Closing, the Seller shall deliver to the Buyer duly executed share certificates representing the Shares registered in the names of the Buyer.

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

4.1 Organization, etc. The Seller is a limited liability company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as now being conducted. The Seller is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that will not in the aggregate have a Material Adverse Effect on the Seller.

4.2 Authorization, etc. The Seller has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Seller and, no other proceedings (corporate or otherwise) on the part of the Seller (or its shareholders) or any other Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.3 No Violations. The execution, delivery and performance of this Agreement by the Seller, and the consummation of the transactions contemplated hereby, do not and will not (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Seller or any Acquired Company, or any resolution adopted by the board of directors or the stockholders of the Seller or any Acquired Company; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which the Seller or any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Approval that is held by any Acquired Company or that otherwise relates to the Business or any of the assets owned or used by any Acquired Company; (d) cause the Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax; (e) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Authority; (f) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased or operated by any Acquired Company, excluding in the case of each of clauses (d), (e), (f) and (g), such instances, contravention, conflict, violation, breach, default or Encumbrance, as the case may be, that will not in the aggregate have a Material Adverse Effect on the Acquired Companies, taken as a whole, and that will not adversely affect, in a material respect, the ability of the Seller to consummate the transactions contemplated hereby. Neither the Seller or any Acquired Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

4.4 Acquired Companies. (a) Each Acquired Company is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Acquired Company has the requisite power and authority to own, lease or operate the properties and assets that it purports to own, lease or operate and to carry on its business as now being conducted. Each Acquired Company is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for instances where the failure to be so qualified or licensed, and the failure to maintain such good standing, will not in the aggregate have a Material Adverse Effect on the Acquired Companies, taken as a whole.

(b) Disclosure Schedule 4.4 sets forth a complete list of the Acquired Companies and, if applicable, the following information for each Acquired Company: (i) its name and jurisdiction of incorporation or organization; (ii) its date of incorporation or organization; (iii) its authorized share capital or other equity interests; (iv) the number and type of its issued and outstanding share capital or other equity interests; and (v) the current ownership of such share capital or other equity interests (including the identity of each shareholder and the number of shares held by each).

(c) With respect to each Acquired Company, the Seller and each Acquired Company owning stock or share capital or other equity interests in such Acquired Company (i) are equity interest holders or shareholders in good standing, (ii) own their interests as identified in Disclosure Schedule 4.4 free and clear of all Encumbrances and (iii) are not in breach of any provision of any agreement, document or contract governing their rights in, or to the interests so owned or held in, such Acquired Company. There are no agreements or understandings in effect with respect to the voting or transfer of any interest in any Acquired Company.

4.5 Organizational Documents, Minutes. The Seller has heretofore delivered to the Buyer true and correct copies of all Organizational Documents of the Acquired Companies as in effect on the date hereof. The minute books of the Acquired Companies heretofore delivered to the Buyer contain true, correct and complete records of all meetings and actions in lieu of meeting of their respective boards of directors (or other governing bodies) and any committees thereof and of their shareholders or holders of equity interests, as the case may be, since the time of their respective organizations and accurately reflect all transactions referred to in such minutes and actions in lieu of meeting. The register of members, stock ledgers or register of shareholders (as the case may be) of each Acquired Company are true, correct and complete.

4.6 Capitalization. The maximum number of shares which the Company is authorized to issue is 50,000 shares, par value US$1.00 per share, of which 10 shares are issued and outstanding and constitute the Shares. The Seller is and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by the Seller), all of the outstanding share capital and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding share capital of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity or other securities of any Acquired Company. None of the outstanding equity or other securities of any Acquired Company was issued in violation of Applicable Law. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

4.7 Compliance. None of the Acquired Companies is in violation of any term or provision of (a) its Organizational Documents, (b) any agreement or instrument to which it is a party or by which it or its assets are bound, including any existing license to conduct business, note, bond, mortgage, indenture, contract, lease, permit, franchise or other instrument, or (c) any Applicable Law, excluding from such clauses (b) and (c), such violations that will not in the aggregate have a Material Adverse Effect on the Acquired Companies, taken as a whole.

4.8 Consents and Approvals. The execution, delivery and performance of this Agreement does not and will not require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification to, any third party or any Governmental Authority.

4.9 Other Shareholders Agreements. There are no agreements, arrangements or understandings (whether oral or written) among the shareholders of the Seller or its Affiliates, respectively, with respect to the holding, voting or transfer or otherwise with respect to any securities of any Acquired Company. On the date hereof, no shareholder of the Seller or any other Person has any right of first refusal or preemptive rights in connection with the sale of the Shares or any other securities of any Acquired Company.

4.10 Financial Information. (a) The Seller has delivered to the Buyer (i) the audited consolidated balance sheet of China Medical as at March 31, 2008 and the related consolidated statements of income and cash flow for the fiscal year then ended (including the related notes and schedules thereto and the report thereon of KPMG, independent certified public accountants), and (ii) an unaudited consolidated balance sheet of China Medical as at September 30, 2008 (the “Interim Balance Sheet”) and the

related unaudited consolidated statements of income and cash flow for the six months then ended. Such financial statements and, where applicable, notes are complete and correct in all material respects and has been prepared all in accordance with GAAP applied on a consistent basis during the periods involved and presents fairly the financial position, results of operations and cash flows of China Medical as at the date and for the periods presented.

(b) The books and records of each Acquired Company will, as of the Closing Date, accurately disclose all payments made and permit the preparation of financial statements in accordance with GAAP.

4.11 Absence of Undisclosed Liabilities. The Acquired Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for current liabilities incurred in the ordinary course of business.

4.12 Absence of Changes. Since September 30, 2008, (a) the Business has been operated only in the ordinary course of business consistent with past practice, (b) there has been no Material Adverse Change, and (c) no dividends or other distributions have been declared, paid or set aside for payment by the Company or any other Acquired Company to their respective shareholders.

4.13 Litigation. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any Acquired Company, any properties, revenues or assets of the Acquired Companies, or the Shares that could reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole, or the ability of the Seller to consummate the transactions provided for by this Agreement. There is no injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority affecting the Seller or any Acquired Company, any properties, revenues or assets of the Acquired Companies, or the Shares that has or could have a Material Adverse Effect on the Acquired Companies, taken as a whole, or the ability of the Seller to consummate the transactions provided for in any of this Agreement.

4.14 Taxes. (a) Each Acquired Company has timely filed with the competent Government Authorities all income tax returns, and all other material tax returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) which are required to be filed for all periods up to and including the Closing Date, and all such Tax Returns are true, correct and complete in all material respects. To the knowledge of the Seller, each Acquired Company has, within the time and in the manner prescribed by Applicable Law, paid (and until the Closing Date will pay), or made adequate provisions for the payment in full of (and until the Closing Date will make adequate provisions for the payment in full), all material Taxes that are due and payable or which may become due and payable for all periods up to and including the Closing Date.

(b) No deficiencies for Taxes have been asserted, assessed or, to the knowledge of the Seller, proposed by any taxing authority against any Acquired Company. None of the Acquired Companies have any pending requests for waivers of time to extend the payment date in connection with, or the statute of limitation applicable to, any taxable year or Tax Return or to assess any Tax against the Acquired Company nor any outstanding waivers or comparable consents relating thereto.

(c) For each Acquired Company, there has been no written claim by a jurisdiction where it does not file a Tax Return that it is required to file a Tax Return in such jurisdiction.

(d) None of the Acquired Companies is a party to any agreement providing for the allocation or sharing of Taxes.

(e) None of the Acquired Companies has filed or made any entity classification election for United States federal income tax purposes.

(f) None of the Acquired Companies has, to the knowledge of the Seller, engaged in a “reportable transaction” within the meaning of United States Treasury Regulations section 1.6011-4, or any similar provision of state, local or foreign law.

4.15 Governmental Approvals. Except as set forth in Disclosure Schedule 4.15, there are no Governmental Approvals that any Acquired Company is required to obtain under Applicable Law in connection with the conduct of the Business as it is presently carried on. The Seller has no reason to believe that any Governmental Approval set forth in Disclosure Schedule 4.15 cannot be granted or obtained, free from any condition or requirement the compliance of which would have a Material Adverse Effect on the Acquired Companies, taken as a whole, or which the Acquired Companies could not reasonably be expected to be able to satisfy.

4.16 Title to Assets; Liens. All of the right, title and interest of the Seller and its Affiliates, as the case may be, in, to and under the Business and all of the material assets, properties, rights, contracts, claims, operations and management of the Seller of every kind and description (except the office premises and production facilities, and arrangements with certain employees, currently employed for the purposes of the Business) related to or necessary for the ownership or operation of the Business, wherever located, whether tangible or intangible, real, personal or mixed, whether or not appearing on the books of the Seller (collectively, the “Assets”), which are owned or leased by the Seller will be assigned, transferred, conveyed and delivered to an Acquired Company on or prior to the Closing Date, free and clear of all Encumbrances, except for Encumbrances that do not detract from the current value of the Assets subject thereto or interfere with the current or proposed use by such Acquired Company of the Assets subject thereto or otherwise affect or impair the condition (financial or otherwise) of such Acquired Company. No Person other than the Acquired Companies has any right to use or have possession of any of the Assets.

4.17 Intellectual Property. (a) Disclosure Schedule 4.17(a) sets forth and describes all patent rights and software registration (including pending patent applications) held in whole or in part or used with respect to or otherwise in connection with the Business (collectively, the “Proprietary Rights”).

(b) The Proprietary Rights have or will be transferred to the Acquired Companies on or prior to the Closing and the rights of the Acquired Companies with respect to the Proprietary Rights are, or will as of the Closing Date be, valid. The Seller has taken all reasonable steps to protect and maintain the Proprietary Rights. To the knowledge of the Seller, there is not currently any pending or any threatened written assertion or claim, and there has been no such written assertion or claim, challenging the validity or enforceability of, or contesting its rights or the rights of any Acquired Company with respect to, any of the Proprietary Rights or any agreement relating thereto. None of the Seller or the Acquired Companies is party to any consent, indemnification, forbearance to sue or settlement agreement with respect to any Proprietary Rights.

(c) The use of the Proprietary Rights by the Acquired Companies, the conduct and operation of the Business as currently conducted, or the current provision of products or services therein by the Acquired Companies, do not infringe upon, misappropriate or violate in any way the rights of any Person (including rights in intellectual property). There is no pending or, to the knowledge of the Seller, threatened, written assertion or claim, and there has been no such written assertion or claim that the use or exploitation of any of the Proprietary Rights by the Seller or the Acquired Companies, or the conduct or operation of the Business by the Seller or the Acquired Companies as currently conducted, or the provision of products or services therein, infringes upon, misappropriates or violates in any way the rights of any Person (including rights in intellectual property).

(d) None of the Acquired Companies is obligated or under any liability whatsoever to make payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Proprietary Rights or other intangible asset with respect to the use thereof in connection with the conduct of the Business, or otherwise.

4.18 Environmental Laws. The Business is and has been conducted in compliance with all Environmental Laws. There is no existing practice, action or activity of the Acquired Companies and no existing condition relating to any of the properties or assets owned or used by the Acquired Companies which might require clean up or remediation or give rise to any civil or criminal liability under, or violate or prevent compliance with, any Environmental Law or any health or occupational safety or other applicable statute, regulation, ordinance or decree. None of the Acquired Companies has received any notice from any Governmental Authority revoking, canceling, materially modifying or refusing to renew any permit, license or authorization or providing written notice of violations under any Environmental Law.

4.19 Product Liability and Warranty. There is no basis for any present or, to the knowledge of the Seller, future action, suit, proceeding, investigation, charge, compliant, claim or demand against any Acquired Company giving rise to any liability, arising out of any injury to individuals or properties as a result of any products designed, manufactured, assembled, repaired, distributed, delivered or sold or services rendered in connection with the Business, except such as will not result in a Material Adverse Effect.

4.20 Material Contracts. Except for those agreements listed on Disclosure Schedule 4.20 or agreements entered into in the ordinary course of business for sale of goods or purchases of equipment, none of the Acquired Companies is a party to (i) any agreement, arrangement, understanding or contract, whether formal or informal, written or oral, requiring payment of an amount in excess of RMB 1.0 million per annum (or its equivalent in other currencies), (ii) any license, distribution, confidentiality or similar agreements, and (iii) any agreement not in the ordinary course of business or not made at arm’s length.

4.21 Labor Agreements and Actions; Employee Matters. (a) There is no complaint, grievance, strike or other collective labor dispute, slowdown or stoppage involving any Acquired Company pending or threatened. Each Acquired Company has been and is in compliance with all applicable laws including, without limitation, those laws respecting employment and employment practices, child labor, terms and conditions of employment, pay equity and wages and hours and has not engaged in any unfair labor practices.

(b) Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby and thereby will (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from any Acquired Company to any director, officer, employee or shareholder thereof. None of the Seller or its Affiliates is aware that any senior executive of any Acquired Company has any plans to terminate their employment or arrangement with such Acquired Company.

(c) There are no collective bargaining, severance or similar agreements with any labor union. No action is pending or threatened with respect to union representation of the employees of any Acquired Company. No collective bargaining agreement is currently being negotiated by any Acquired Company.

4.22 Certain Transactions. None of the Acquired Companies is a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any Person in which any Affiliate, shareholder, officer or director of the Company or any of its Subsidiaries, or any Acquired Company, or any member of the Immediate Family of any of such persons, has an interest that exceeds 5% of the equity of such Person.

4.23 Employee Benefits. All employer and employee contributions to each benefit plan that is not subject to United States law (a “Foreign Benefit Plan”) required by Applicable Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with GAAP.

4.24 Business Practices. (a) Neither the Seller nor any Acquired Company, nor any of their respective officers, employees, directors, representatives or agents, has offered, promised, authorized or made, directly or indirectly, (i) any unlawful payments or (ii) payments or other inducements (whether lawful or unlawful) to any Government Official, with the intent or purpose of:

(A)	influencing any act or decision of such Government Official in his official capacity;

(B)	inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official;

(C)	securing any improper advantage; or

(D)	inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization;

in order to assist any Acquired Company in obtaining or retaining business for or with, or directing business to, any Person.

(b) Neither the Seller nor any of its Affiliates, nor any Acquired Company, nor any of their respective officers, employees, directors, representatives or agents has offered, promised, authorized or made, directly or indirectly, any payments or other inducements specified in Section 4.24(a) to Government Officials in violation of either British Virgin Islands, Hong Kong or PRC law against improper payments.

(c) Notwithstanding anything else in this Section 4.24, any facilitating or expediting payment made to a Government Official for the purpose of expediting or securing the performance of a routine governmental action by a Government Official shall not constitute a breach of the representation made in this Section 4.24.

4.25 Restricted Activities. (a) None of the Acquired Companies has conducted or entered into a contract to conduct any transaction with the governments or any of sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and none of the Acquired Companies has financed the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(b) None of the Acquired Companies has exported, or are exporting, or have traded, or are trading, firearms or military weaponry, narcotics or other Controlled Substances.

4.26 Availability and Transfer of Foreign Currency. All requisite foreign exchange control approvals and other authorizations, if any, by any Governmental Authority have been validly obtained and are in full force and effect to assure the ability of each Acquired Company to make any and all payments to any other party in order to conduct the Business.

4.27 Brokers. No broker, agent, finder, consultant or other person (other than legal and accounting advisors) has been retained by, or has acted on behalf of the Seller or its Affiliates or is entitled to be paid based upon any agreements or understandings made by the Seller or its Affiliates in connection with any of the transactions contemplated by this Agreement.

4.28 Customers and Suppliers. (a) To the extent that any customer of the Business comprises 10% or more of the Acquired Companies’ consolidated net sales for the most recent fiscal year, (i) the Seller believes such customer to be creditworthy, (ii) since

September 30, 2008, there has been no material deterioration in the accounts receivable due from such a customer and (iii) to the knowledge of the Seller, no such customer has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Acquired Companies.

(b) To the knowledge of the Seller, since September 30, 2008, no material supplier to the Business that comprises 10% or more of the consolidated purchases made for the purposes of the Business during the most recent fiscal year has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Acquired Companies.

4.29 Title to the Shares. The Seller has the complete and unrestricted power and the unqualified right to issue, assign, transfer and deliver to the Buyer and the Buyer will acquire at the Closing good, valid and marketable title to the Shares free and clear of all Encumbrances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

5.1 Organization, etc. The Buyer is a limited liability company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as now being conducted. The Buyer is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that will not in the aggregate have a Material Adverse Effect on the Buyer.

5.2 Authorization, etc. The Buyer has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer and, no other proceedings (corporate or otherwise) on the part of the Buyer (or its shareholders) or any other Person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.3 No Violations. The execution, delivery and performance of this Agreement by the Buyer, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Organizational Documents of the Buyer, (b) conflict with or violate any Applicable Law, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Buyer is a party or by which its assets or properties may be bound, excluding from such clauses (b) and (c), such conflicts, violations, breaches and defaults that, in the aggregate, would not have a Material Adverse Effect on the Buyer or that will not adversely affect, in a material respect, the ability of the Buyer to consummate the transactions provided for by this Agreement.

5.4 Brokers. No broker, agent, finder, consultant or other person has been retained by, or has acted on behalf of the Buyer or its Affiliates (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by the Buyer or its Affiliates in connection with any of the transactions contemplated by this Agreement.

5.5 Status and Investment Intent. (a) Experience. The Buyer has sufficient knowledge and experience in the Business, and in financial and business matters generally, so as to be capable of evaluating the merits and risks of its investment in the Shares. The Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(b) Accredited Investor. At the time the Buyer was offered the Shares that it is purchasing pursuant to this Agreement, it was, and it is, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3) (a)(7) or (a)(8) of the Securities Act or 1933, as amended (the “Securities Act”).

(c) Purchase Entirely for Own Account. The Buyer is acquiring the Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Buyer has no direct or indirect arrangement, or understanding with any other Persons to distribute, or regarding the distribution of the Shares, in violation of the Securities Act or any other applicable state securities law.

(d) Restricted Securities. The Buyer acknowledges that the Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Buyer further acknowledges that, absent an effective registration under the Securities Act, the Shares may only be offered, sold or otherwise transferred (i) to the Seller, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act, or (iv) in compliance with certain other procedures satisfactory to the Seller.

(e) No Public Market. The Buyer understands that no public market now exists for the Shares and that a public market may never exist for the Shares or other securities of the Company.

(f) Access to Data. The Buyer has received and reviewed information in respect of the Business and the Acquired Companies and have had an opportunity to discuss the business, management and financial affairs of the Acquired Companies with management and to review the Acquired Companies’ facilities. The Buyer has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Buyer understands and acknowledges that such discussions, as well as any written information issued by the Seller (i) were intended to describe the aspects of the Acquired Companies’ business and prospects which the Seller believes to be material, but were not necessarily exhaustive descriptions, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Acquired Companies’ actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. The foregoing, however, does not limit or modify the representations and warranties of the Seller in Article IV of this Agreement or the right of the Buyer to rely thereon.

ARTICLE VI

COVENANTS OF THE SELLER

From and after the date hereof and until the Closing, the Seller hereby covenants and agrees that:

6.1 Opportunity to Ask Questions; Access to Documents. The Seller shall cause its representatives to be available upon reasonable notice to answer questions of the Buyer’s representatives concerning the Business and the operations and affairs of the Acquired Companies, and shall further cause them to make available all relevant books, records, contracts and all other documents reasonably requested by the Buyer in connection with such inspection and examination. No investigation by the Buyer or its representatives prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement.

6.2 Conduct of Business. Until the Closing Date, the Seller shall (and, where applicable, shall cause its Affiliates or the Acquired Companies to), with respect to the operation of the Business (unless the Buyer shall otherwise consent in writing or except as otherwise specifically contemplated by this Agreement):

(a) operate solely in the usual, regular and ordinary manner consistent with past practice, and use all reasonable efforts to (i) preserve its present business operations, organization and goodwill, (ii) keep available the services of its present employees, (iii) preserve all present relationships with Persons having business dealings with it, and (iv) maintain all assets and properties in their current condition, normal wear and tear excepted;

(b) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(c) maintain or cause to be maintained the Proprietary Rights in full force and effect through the Closing Date and, without limitation, with respect to any of the Proprietary Rights subject to expiration on or prior to the Closing Date, renew or make, within an applicable renewal period ending on or prior to the Closing Date, application to renew such Intellectual Property;

(d) perform in all material respects all of its obligations under all Applicable Contracts and other agreements and instruments relating to or affecting the Business and comply in all material respects with all Applicable Laws;

(e) not grant (or commit to grant) any increase in the compensation of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy or arrangement applicable to any such employee;

(f) not modify any Applicable Contract with any Person, other than in the ordinary course of business consistent with past practice; and

(g) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article IV.

6.3 Approvals and Consents. The Seller shall use its best efforts to assist the Buyer and the Acquired Companies (or their nominees) to obtain the Governmental Approvals set forth in Disclosure Schedule 4.15 and the consent of any third party or Governmental Authority which is required in order to assign any instrument, contract, lease or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom. If any such consent is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely effect the ability of the Seller to convey its interest in question to the Buyer, the Seller will cooperate with the Buyer in any lawful arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement until such consent is obtained. If the Seller is unable to obtain any such consent after using its best efforts to do so, such contract, lease, Permit or other agreement or arrangement shall, at the Buyer’s election, be excluded from the assets being conveyed to the Buyer hereunder. Nothing in this Agreement shall be construed as an attempt to assign any contract, lease, Permit or other agreement or arrangement that is by its terms non-assignable without the consent of the other party thereto.

6.4 Further Actions. The Seller shall execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent of this Agreement and (b) consummate the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

(a) No Injunctions. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement;

(b) No Action by Governmental Authority. There is no action, suit, investigation or proceeding by any Governmental Authority pending or threatened against or affecting any Acquired Company, any properties, revenues or assets of the Acquired Companies, or this Agreement; and

(c) No Material Action by Third Party. There is no action, suit, investigation or proceeding by any third party before any court, arbitrator, administrative agency or other Governmental Authority pending or threatened against or affecting any Acquired Company, any properties, revenues or assets of the Acquired Companies, or this Agreement, which could reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole, or could reasonably be expected to materially and adversely affect the Seller’s ability to perform its obligations under this Agreement.

7.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following further conditions:

(a) The Company’s Obligations Performed. The Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date;

(b) Delivery of the Shares. At the Closing Date, the Seller shall have sold and transferred all of the Shares to the Buyer as evidenced by the delivery of the Company’s updated register of members in accordance with the terms hereof;

(c) The Company’s Representations and Warranties True. Each of the representations and warranties of the Seller contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case as of the date hereof and on and as of the Closing Date as if made on and as of such time (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date);

(d) No Material Adverse Effect. No event or series of events shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect on the Business, including, without limitation, any currency devaluation or foreign exchange restriction or other actions by any Governmental Authority limiting repatriation of capital or any material change in the governmental or political climate of the British Virgin Islands, Hong Kong or the PRC;

(e) Officers Certificate and Certificates of Good Standing. The Seller shall have delivered to the Buyer the resolutions of the Seller’s board of directors and the sole shareholder, certified by the chief executive officer of the Seller authorizing it to enter into this Agreement and to consummate the transactions and perform the obligations contemplated hereunder and certificates of good standing in respect of the Acquired Companies (to the extent applicable). In addition, the Seller shall have delivered to the Buyer a certificate, dated the Closing Date, certified by the chief executive officer of the Seller to the effect that all conditions set forth in Section 7.2(c) pertaining to the Acquired Companies that have not otherwise been waived by the Buyer have been satisfied and that the Seller’s representative has resigned from the board of directors of the Company, CMED HIFU Technology Limited and HIFU (Hong Kong) Limited, respectively.

(f) Noncompetition Agreement. The Seller shall have delivered to the Buyer a noncompetition agreement in the form of Exhibit 7.2(f), duly authorized and executed by China Medical and the Seller.

7.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following further conditions:

(a) The Buyer’s Obligations Performed. The Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by them on or prior to the Closing Date;

(b) The Buyer’s Representations and Warranties True. Each of the representations and warranties of the Buyer contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case as of the date hereof and at and as of the Closing Date as if made at and as of such date (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date); and

(c) Payment of the Purchase Price. On the Closing Date, the Buyer shall have tendered delivery of the First Payment of the Purchase Price as specified in Section 2.1 hereof.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Seller. The Seller shall indemnify, defend and hold harmless the Buyer and its shareholders, directors, officers, employees, controlling persons, authorized agents, authorized representatives, successors and assigns (each an “Indemnified Party”) from and after the Closing, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, reasonable expenses and disbursements as incurred (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, reasonable expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, reasonable expenses and disbursements, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not such Indemnified Party is a party) (together, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with:

(a) any breach by the Seller of any representation or warranty set forth in Article IV of this Agreement (provided that the Seller is given written notice of such Loss); or

(b) any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date.

The parties expressly agree that the Buyer’s right to indemnification under this Section 8.1 shall not be limited by any knowledge obtained pursuant to any investigation conducted by or on behalf of the Buyer before or after the date of this Agreement.

8.2 Indemnification Procedures; Third Party Claims. An Indemnified Party shall give the Seller prompt written notice of any claim, assertion, event or proceeding concerning any liability or damage as to which they may request indemnification from the Seller hereunder; provided, however, that any failure by an Indemnified Party to notify the Seller shall not relieve the Seller from its obligations hereunder except to the extent the Seller is materially prejudiced by such failure and shall not relieve the Seller from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Seller so elects or is requested by an Indemnified Party, the Seller will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel. In the event, however, such Indemnified Party determines in the reasonable judgment of counsel that having common counsel would present such common counsel with a conflict of interest or (i) other than in an action solely for monetary damages if the Seller fails to assume the defense of the action or proceed in a timely manner, (ii) if in the reasonable judgment of the Indemnified Party, the defense is being handled in such a manner that Indemnified Party’s reputation or future business prospects will be materially damaged or (iii) if a court of competent jurisdiction rules that the Seller has failed or is failing to prosecute or defend vigorously such claim, then such Indemnified Party may employ separate counsel to represent or defend it in any such action of proceeding and the Seller will pay the fees and expenses of such counsel. In any action or proceeding the defense of which the Seller assumes, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.

The Seller agrees that, without the Buyer’s prior written consent, it will not settle, compromise or consent to entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Buyer or any other Indemnified Party is an actual or potential party to such claim, action or proceeding, so long as it is reasonably likely that they could be named as a party), unless such settlement, compromise or consent includes and unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding and does not include a statement as to an admission of fault, culpability or a failure to act on behalf of an Indemnified Party.

8.3 Limitation on Indemnification. The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

(a) The Seller shall not be liable for breaches of the representations and warranties contained herein if and to the extent that the facts or circumstances which cause any of such representation and warranties to be breached were disclosed or referred to in the Disclosure Schedules;

(b) The Seller shall not be obligated to pay any indemnification to an Indemnified Party until the aggregate amount of all amounts payable to the Indemnified Parties in respect of indemnification exceeds RMB500,000.00 (the “Basket Amount”). For the avoidance of doubt, the Basket Amount is not a deductible and if the aggregate amount for any indemnification exceeds the Basket Amount, the Seller shall be obligated to pay the full amount of such aggregated indemnification;

(c) Notwithstanding anything to the contrary in this Agreement, the aggregate indemnification payable by the Seller for the Losses of all Indemnified Parties in respect of all breaches of the representations and warranties herein and of any other provisions of this Agreement shall in any event not exceed 75% of the Purchase Price; and

(d) Indemnification as provided in this Agreement shall be the exclusive remedy that may be available to the Buyer under this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Survival of Representations and Warranties. All representations and warranties of the Seller and the Buyer contained in Articles IV and V of this Agreement and all unasserted claims and causes of action with respect thereto shall survive for 12 months after the Closing Date except for those designated in the following sentence, which shall survive for the respective periods designated therein. The Seller’s obligation under Section 4.14 shall survive the Closing until the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) on assessment of the relevant Tax.

9.2 Transfer Taxes. The Seller shall pay all sales, use, real property transfer, transfer, stamp, registration, documentary, recording, filing or similar transfer Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, “Transfer Taxes”) incurred in connection with the issuance and sale of the Shares pursuant to this Agreement. The Seller shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes.

9.3 [Reserved]

9.4 Waivers and Amendments. This Agreement may only be modified with the written consent of the parties hereto. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.5 Notices, etc. Except as otherwise provided in this Agreement, all notices and other communications pursuant to this Agreement shall be in writing and shall be delivered in person, by courier, by facsimile transmission (with oral confirmation of receipt), by e-mail (so long as the sender receives no notice of non-delivery and the notice is followed by delivery in person, by courier or facsimile transmission) or by certified air mail (postage prepaid, return receipt requested, if available). All such notices shall be sent to the facsimile number, e-mail address or address (as the case may be) specified for the intended recipient in Disclosure Schedule 9.5, or to such other number or address as such recipient may have last specified by notice to the other parties. All such notices shall be effective upon receipt.

9.6 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement (including any provision of any Schedule or Exhibit thereto) or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with written notice to the other parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each disputing party shall select one arbitrator within 30 days after respectively giving or receiving the demand for arbitration. Such arbitrators shall be freely selected and the parties shall not be limited in their selection to any prescribed list. The chairman of the Centre shall select a third arbitrator to serve as presiding arbitrator within 30 days of the selection of the second arbitrator. The third arbitrator shall be qualified to practice New York State law. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the chairman of the Centre upon the written request of either party.

(c) The arbitration proceedings shall be conducted and the award shall be rendered in the English language. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.6, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.6 shall prevail.

(d) The hearing shall commence no later than 90 days following the appointment of the last of the three arbitrators and the award shall be rendered no later than 30 days following the close of the hearing.

(e) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(f) Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issue raised by any claim or counterclaim. Other discovery may be ordered by the arbitrator to the extent the arbitrator deems additional discovery relevant and appropriate, and any dispute regarding discovery, relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive.

(g) The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States, the British Virgin Islands, Hong Kong and PRC) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in any court of competent jurisdiction.

(h) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(i) The award shall be final and binding upon the parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

(j) Subject to the receipt of any applicable governmental approval, any monetary award shall be made and promptly payable in U.S. Dollars free of any tax, deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The arbitral tribunal shall have the authority to award any remedy or relief proposed by each party pursuant to this Agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

(k) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(l) All notices by one party to the other in connection with the arbitration shall be in accordance with the provisions of Section 9.5 hereof.

(m) This arbitration agreement set forth in Section 9.6 shall be binding upon the parties, their successors and the permitted assigns in accordance with Section 9.8 hereof.

9.7 GOVERNING LAW. THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

9.8 Successors and Assigns. (a) No party to this Agreement may assign any of its rights or obligations under this Agreement, without the prior written consent of the other parties hereto, except that a Buyer may assign its rights and obligations to one or more Affiliates of such Buyer, which shall agree in writing to be bound by the terms hereof. Any such assignment shall not relieve the assigning Buyer of its obligations hereunder. Any attempted assignment in contravention hereof shall be null and void.

(b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors and permitted assigns.

9.9 No Third Party Beneficiaries. Except as otherwise expressly provided, nothing in this Agreement shall convey any rights upon any person or entity which is not a party or permitted designee of a party to this Agreement.

9.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy on the part of any party upon any breach or default of any party to this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies either under this Agreement, or by law otherwise afforded to any party, shall be cumulative and not alternative.

9.11 Publicity. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Seller determines. Unless consented to by the Seller in advance or required by Applicable Law, the Buyer shall, prior to and after the Closing, and shall after the Closing, cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Seller and the Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and the Buyer will have the right to be present for any such communication if it so elects by notifying the Seller in writing in advance.

9.12 Expenses. Each party to this Agreement will bear all fees, costs and expenses that are incurred by it in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby.

9.13 Currency. (a) Subject to the receipt of any applicable Governmental Approval, all payments due to any party hereunder, other than payment for the Shares, shall be made and promptly payable in U.S. Dollars free of any tax, deduction or offset. If for the purposes of making a payment required to be made hereunder it is necessary to convert all or any part of a sum due hereunder in any currency (the “Original Currency”) into U.S. Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Buyer could purchase the Original Currency with U.S. Dollars, on the Business Day immediately preceding the day on which any such payment, or any relevant part thereof, is paid or otherwise satisfied.

(b) The obligation of the Seller in respect of any sum due hereunder in the Original Currency shall, notwithstanding any payment in U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Buyer of any sum adjudged to be so due in U.S. Dollars, the Buyer may, in accordance with normal banking procedures, purchase the Original Currency with U.S. Dollars. If the amount of the Original Currency so purchased is less than the sum originally due to the Buyer in the Original Currency, the Seller shall, as a separate obligation and notwithstanding any such payment, indemnify the Buyer against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Buyer, the Buyer shall remit such excess to the Seller.

(c) All references to monetary amounts in this Agreement and the other transaction documents shall (unless specifically otherwise stated) mean such amounts as expressed in United States dollars.

9.14 Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

9.15 Entire Agreement. This Agreement, the Exhibits, Schedules and Disclosure Schedules to this Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties, and supersede all prior understandings, negotiations and prior agreements between the parties with regard to the subjects hereof and thereof.

9.16 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

9.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed in English.

9.18 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word including in this Agreement shall be by way of example rather than by limitation.

9.19 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written.

CMED ECLIA Diagnostic Technology Ltd

By	/s/ Sam Tsang
Name:	Sam Tsang
Title:	Director

Chengxuan International Ltd.

By	/s/ Xiaodong Wu
Name:	Xiaodong Wu
Title:	Director

DISCLOSURE SCHEDULES

[Attached Separately]

EXHIBIT 7.2(f)

Noncompetition Agreement

[Attached Separately]